Exhibit 99.1

Investor Inquiries:

Bill Dunaway, 816-457-6246

billd@fcstone.com

FCStone Group, Inc. Reports Record Second Quarter Revenues

Kansas City, Mo, April 10, 2008 – FCStone Group, Inc. (NASDAQ: FCSX), a commodity risk management firm, today announced record quarterly revenues and net income from continuing operations for its second fiscal quarter ending February 29, 2008.

Second Quarter Results

Revenues, net of cost of commodities sold, a non-GAAP financial measure, were $91.2 million in the three months ended February 29, 2008, compared to $60.1 million in the prior year quarter, an increase of 52%. Net income increased to $12.1 million, or $0.42 per diluted share, for the second quarter, compared to $6.9 million, or $0.32 per diluted share, in the prior year quarter.

Net income from continuing operations increased to $17.8 million, or $0.61 per diluted share for the second quarter, compared to $7.0 million, or $0.32 per diluted share, in the prior year quarter.

The following table presents results on a total and per share basis.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	Feb. 28, 2007	Feb. 29, 2008	Feb. 28, 2007	Feb. 29, 2008
NON GAAP-Revenues, net of cost of commodities sold (1)	$60,157	$91,212	$117,534	$164,846
Income from continuing operations before income tax expense (1)	$11,104	$28,489	$21,247	$49,570
Net income from continuing operations (2)	$6,979	$17,789	$13,322	$30,920
Loss from discontinued operations, net of tax	$59	$5,673	$88	$5,719
Net income (2)	$6,920	$12,116	$13,234	$25,201
Diluted weighted average shares outstanding (1)	21,800	29,104	21,800	28,940
Diluted earnings per share, continuing operations	$0.32	$0.61	$0.61	$1.07
Diluted earnings (loss) per share, discontinued operations	—	(0.19)	—	(0.20)
Diluted earnings per share	$0.32	$0.42	$0.61	$0.87

(1)	Amounts for the six months ended February 29, 2008 include a net amount of $2.9 million for special or one-time items, which include a $0.5 million gain on the sale of Chicago Board Option Exchange (CBOE) trading rights and a $2.4 million gain on the sale of CME common stock.
(2)	Amounts for the six months ended February 29, 2008 include after tax effect of the items noted in (1) above of approximately $1.8 million.

The increase in second quarter revenues, net of cost of commodities sold, from the prior year second quarter, was driven by significantly higher exchange traded and over-the-counter (OTC) volumes. This growth was primarily related to continued volatility in the grain, energy, metals, and soft commodity markets and higher OTC volumes from our energy, renewable fuels and Brazilian customers. Additionally, these volumes along with increased margin requirements have driven higher interest income from additional investable segregated and OTC customer margin funds.

Costs and expenses, exclusive of cost of commodities sold, were higher compared to the prior year primarily due to higher volume-related costs of broker commissions and pit brokerage and clearing fees.

During the three months ended February 29, 2008, the Company undertook extensive engineering design and production tests related to the manufacturing of biodiesel at Green Diesel’s developmental stage plant in Houston, Texas. Based on the testing results, current industry economic conditions and additional capital required to complete the project, it was decided to cease construction and development of the biodiesel facility and pursue an immediate sale of the plant assets and inventory. In connection with the plan of disposal, it was determined that the carrying value of the underlying plant asset exceeded its fair value. Consequently, an impairment loss of $10.8 million was recorded, of which $2.2 million was allocated to the unaffiliated third party minority interest holder. The impairment loss is included in loss on discontinued operations, net of tax, reflected during the three months ended February 29, 2008.

“Despite a tough macroeconomic environment, FCStone continued along the path of steady revenue and earnings growth during our second fiscal quarter,” said Pete Anderson, President and Chief Executive Officer of FCStone. “This growth across all market segments of the Company is being driven by unprecedented volatility in virtually every commodity and financial market around the world. During a period of tightening credit access, this has fostered an atmosphere which has increased the necessity to manage volatility through conservative risk management services, products, platforms and structures offered by FCStone.”

Year-To-Date Results

Revenues, net of cost of commodities sold, a non-GAAP financial measure, were $164.8 million for the first six months of fiscal year 2008, compared to $117.5 million during the same period of fiscal year 2007, an increase of 40%. Net income increased 90% to $25.2 million for the first six months of fiscal year 2008, or $0.87 per diluted share, compared to $13.2 million, or $0.61 per diluted share during the same period of fiscal year 2007.

Net income from continuing operations increased to $30.9 million, or $1.07 per diluted share for the first six months of fiscal year 2008, compared to $13.3 million, or $0.61 per diluted share during the same period of fiscal year 2007.

“In addition to driving strong growth in our traditional market segments of agriculture and energy, FCStone continues to address new and developing products as well as additional industries that have growth potential,” said Bill Dunaway, Chief Financial Officer. “We have created a new Cotton and Textile Division through the acquisition of Globecot, Inc. and The Jernigan Group, LLC. This is a highly complementary business which will provide expertise in the global cotton and textile segment for both current and potential FCStone customers around the world. This deal, along with the recently completed Downes O’Neill LLC acquisition, exemplifies a continued commitment to our stated acquisition growth strategy.”

Operating Segments

FCStone’s income (loss) from continuing operations before minority interest and income tax expense by segment and certain other data are outlined below for the periods noted.

	Three Months Ended		Six Months Ended
	Feb. 28, 2007	Feb. 29, 2008	Feb. 28, 2007	Feb. 29, 2008
	($ in thousands)
Segment Data:
Income (loss) from continuing operations before minority interest and income tax expense:
Commodity and Risk Management Services (1).	$9,153	$21,764	$16,717	$38,927
Clearing and Execution Services	3,431	8,656	7,040	13,812
Financial Services	419	471	447	527
Grain Merchandising	340	—	1,460	—
Corporate	(2,137)	(2,402)	(3,979)	(3,696)

	$11,206	$28,489	$21,685	$49,570

Other Data:
EBITDA (1)	$15,798	$30,674	$28,616	$53,312
Exchange contract trading volume (in millions)	12.9	27.2	26.3	50.5
Customer Segregated Assets, end of period	$861,780	$1,452,861	$861,780	$1,452,861

(1)	Amounts for the six months ended February 29, 2008 include the special or one-time items of a $2.4 million gain from the sale of CME stock and a $0.5 million gain on the sale of CBOE trading rights included in the Commodity and Risk Management Services segment.

In the Commodity and Risk Management Services segment, revenues, net of cost of commodities sold, were $46.5 million in the second quarter ended February 29, 2008, compared to $27.3 million in the prior year quarter, an increase of 70%. Segment income before minority interest and income tax for the second quarter 2008 increased to $21.8 million, compared to $9.2 million in the prior year quarter.

For the Clearing and Execution Services segment, revenues, net of cost of commodities sold, were $40.9 million in the second quarter ended February 29, 2008, compared to $24.3 million in the prior year quarter, an increase of 69%. The segment made $8.7 million in the second quarter, compared to a net income of $3.4 million in the prior year quarter.

The Financial Services segment reported revenues, net of cost of commodities sold, of $3.5 million in the second quarter ended February 29, 2008, compared to $3.4 million in the prior year quarter, an increase of 3%. Segment income increased to $471 thousand for the second quarter, compared to $419 thousand in the prior year quarter.

As previously announced on June 1, 2007, the Company sold a portion of its stake in the Grain Merchandising segment business and retains a 25% minority interest in this business instead of the previous 70% majority interest. Therefore, such business is no longer consolidated in our financial statements. Our 25% share of FGDI’s income is accounted for under the equity method, and included in the Corporate and Other segment and amounted to $0.6 million for the three months ended February 29, 2008 and $1.9 million for the six months ended February 29, 2008.

Business Outlook

Commenting on the Company’s year to date results and expectations, Anderson said, “FCStone historically has prided itself in being an innovator in the risk management industry, making substantial investments to develop specific programs, products and market segments for the benefit of our clientele and the Company. The most recent example of this innovation is our direct investment in Agora-X, in which we are partnering with NASDAQ to create a new electronic communications platform to provide liquidity, transparency and trading efficiency for FCStone, our clients, and other qualified institutional participants. We believe that this traditional commitment to our clients’ best interest, combined with the strength of the FCStone consultants’ experience and expertise, our alternative platforms to manage our clients’ risk, and the unprecedented volatility in the agriculture and energy markets will continue to drive the growth and development of FCStone.”

Conference Call & Web Cast

A conference call will be held today, Thursday, April 10, 2008 at 11:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the Company’s corporate web site at http://www.fcstone.com. Participants can also access the call by dialing 800-257-7087 (within the United States and Canada), or 303-262-2053 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (CT) on Monday, April 28, 2008. To access the replay, dial 800-405-2236 (within the United States and Canada), or 303-590-3000 (international callers) and enter the conference ID number: 11111811#.

About FCStone Group, Inc.

FCStone Group, Inc., along with its affiliates, is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. The firm assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition to risk management consulting services, FCStone, LLC, operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone Group, Inc., serves more than 7,500 customers and in the 12 months ended February 29, 2008, executed 86.3 million derivative contracts in the exchange-traded and over-the-counter markets. The FCStone Group companies work in all the major commodity areas including agriculture, energy, renewable fuels, foods, forestry, cotton and textile, dairy and currency exchange. Headquartered in the Midwest, it has offices located throughout the world and is a clearing member of all major North American Futures exchanges. FCStone Group, Inc., trades on the NASDAQ Global Select Market under the symbol “FCSX.”

Forward Looking Statements

This press release may include forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to FCStone Group, Inc., are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the Company’s filings with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

Our forward-looking statements speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of NON-GAAP Financial Information

In this press release we disclose “revenues, net of cost of commodities sold”, and “EBITDA”, both of which are non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP). Revenues, net of cost of commodities sold, is not a substitute for the GAAP measure of total revenues. EBITDA is not a substitute for the GAAP measure of net income or cash flows. Such non-GAAP financial measures are reconciled to its closest

GAAP measure, in accordance with the Securities and Exchange Commission rules, and are included in the attached supplemental data. Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the company’s business and operating performance.

Financial Statements to Follow

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	February 28, 2007	February 29, 2008	February 28, 2007	February 29, 2008
Revenues:
Commissions and clearing fees	$33,353	$46,068	$66,256	$85,450
Service, consulting and brokerage fees	9,314	23,728	18,409	40,002
Interest	10,729	18,858	19,127	32,239
Other	1,013	2,038	1,534	6,635
Sales of commodities	349,098	1,350	797,886	1,350

Total revenues	403,507	92,042	903,212	165,676

Costs and expenses:
Cost of commodities sold	343,350	830	785,678	830
Employee compensation and broker commissions	11,364	15,197	23,155	28,444
Pit brokerage and clearing fees	14,678	25,392	29,542	46,177
Introducing broker commissions	9,007	8,747	16.376	16,075
Employee benefits and payroll taxes	2,722	2,913	5,369	5,930
Interest	4,251	1,809	6,490	3,010
Depreciation	443	376	879	732
Bad debt expense	120	109	1,540	184
Other expenses	6,366	8,180	12,498	14,724

Total costs and expenses	392,301	63,553	881,527	116,106

Income from continuing operations before income tax expense and minority interest	11,206	28,489	21,685	49,570
Minority interest	102	—	438	—

Income from continuing operations before income tax expense	11,104	28,489	21,247	49,570
Income tax expense	4,125	10,700	7,925	18,650

Net income from continuing operations	6,979	17,789	13,322	30,920
Loss from discontinued operations, net of tax	59	5,673	88	5,719

Net income	$6,920	$12,116	$13,234	$25,201

	Three Months Ended		Six Months Ended
	February 28, 2007	February 29, 2008	February 28, 2007	February 29, 2008
Basic shares outstanding	21,800	27,709	21,800	27,565
Diluted shares outstanding	21,800	29,104	21,800	28,940
Basic earnings (loss) per share:
Continuing operations	$0.32	$0.64	$0.61	$1.12
Discontinued operations	—	(0.20)	—	(0.21)

Net income	$0.32	$0.44	$0.61	$0.91

Diluted earnings (loss) per share:
Continuing operations	$0.32	$0.61	$0.61	$1.07
Discontinued operations	—	(0.19)	—	(0.20)

Net income	$0.32	$0.42	$0.61	$0.87

(1)	On June 1, 2007 the Company sold a majority interest in FGDI, LLC, which represented our entire Grain Merchandising segment. Subsequent to such sale, the company retained a 25% interest in FGDI, LLC which is now accounted for on the equity method and included in other revenues. In the six months ended February 28, 2007, sales of commodities, included $779.2 million from FGDI, LLC.

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except share amounts)

	August 31, 2007	February 29, 2008
		(Unaudited)
ASSETS
Cash and cash equivalents:
Unrestricted	$90,053	$60,774
Segregated	14,250	56,109
Commodity deposits and receivables:
Commodity exchanges and clearing organizations—customer segregated	686, 441	1,198,933
Proprietary commodity accounts	77,690	159,013
Receivables from customers, net of allowance for doubtful accounts	16,868	26,396

Total commodity deposits and receivables	780,999	1,384,342

Marketable securities, at fair value—customer segregated and other	307,828	265,931
Counterparty deposits and trade accounts receivable, net of allowance for doubtful accounts	20,746	83,886
Open contracts receivable	120,219	393,375
Notes receivable and advances	49,291	149,698
Exchange memberships and stock	10,366	7,410
Plant, equipment, furniture, software and improvements, net of accumulated depreciation	4,763	6,819
Assets held for sale	—	7,836
Other assets	21,679	41,749

Total assets	$1,420,194	$2,457,929

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Commodity and customer regulated accounts payable	$935,515	$1,412,721
Trade accounts payable and advances	115,145	255,921
Open contracts payable	121,101	396,686
Accrued expenses	38,632	44,085
Notes payable and repurchase obligations	35,133	142,173
Subordinated debt	1,000	1,000

	August 31, 2007	February 29, 2008
		(Unaudited)
Total liabilities	1,246,526	2,252,586

Minority interest	—	—

Stockholders’ equity:
Common stock, $0.0001 par value, authorized 40,000,000 at August 31, 2007 and February 29, 2008, respectively; issued and outstanding 27,416,567 and 27,792,140 shares at August 31, 2007 and February 29, 2008, respectively	104,267	106,332
Additional paid-in capital	1,115	7,249
Treasury stock	(376)	(387)
Accumulated other comprehensive loss	(3,620)	(5,042)
Retained earnings	72,282	97,191

Total stockholders’ equity	173,668	205,343

Commitments and contingencies
Total liabilities and stockholders’ equity	$1,420,194	$2,457,929

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended
	February 28, 2007	February 29, 2008
Cash flows from operating activities:
Net income	$13,234	$25,201
Plus: Loss from discontinued operations	88	5,719

Income from continuing operations	13,322	30,920
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	879	732
Amortization of discount on note receivable	(28)	(9)
Loss on cancellation of warrants	—	110
Gain on sale of exchange memberships and stock	(100)	(2,930)
Gain on sale of other assets	—	(520)
Stock compensation	—	753
Equity in earnings of affiliates, net of distributions	45	(1,398)
Minority interest	438	—
Excess tax benefit of stock option exercises	—	(5,381)
Change in commodity accounts receivable/payable, marketable securities and customer segregated funds, net	6,231	(126,099)
Change in open contracts receivable/payable, net	(43,513)	2,429
(Increase) decrease in trade accounts receivable and advances on grain	(3,028)	525
Increase in counterparty deposits and accounts receivable	(9,875)	(63,665)
Increase in other assets	(32,452)	(7,511)
(Decrease) increase in trade accounts payable and advances	(10,722)	141,196
(Decrease) increase in accrued expenses	(2,522)	7,753

Net cash used in operating activities	$(81,325)	(23,095)

Cash flows from investing activities:
Additions to furniture, equipment, software and improvements	(1,054)	(2,788)
Acquisitions of businesses	—	(6,725)
Issuance of notes receivable, net	(79,760)	(93,390)
Proceeds from the sale of exchange memberships and stock	378	3,498

	Six Months Ended
	February 28, 2007	February 29, 2008
Purchase of exchange memberships and stock	(1,430)	—
Proceeds from the sale of other intangible assets	—	1,350
Purchase of other intangible assets	—	(1,049)

Net cash used in investing activities	(81,866)	(99,104)

Cash flows from financing activities:
Increase in checks written in excess of bank balance	(866)	—
Proceeds from note payable, net	151,162	86,018
Proceeds from exercises of stock options	—	2,065
Excess tax benefit of stock option exercises	—	5,381
Treasury stock acquired	—	(11)
Dividends paid	(6,057)	—
Payments under capital lease	(275)	—
Proceeds from subordinated debt	8,000	—
Monies released from escrow	2,526	—
Monies deposited in escrow	(33)	—

Net cash provided by financing activities	154,457	93,453

Cash flows used for discontinued operations:
Net cash from operating activities	—	1,178
Net cash used in investing activities	—	(1,711)
Net cash provided by financing activities	—	—

Net cash used for discontinued operations	—	(533)

Net decrease in cash and cash equivalents – unrestricted	(8,734)	(29,279)
Cash and cash equivalents – unrestricted – beginning of period	59,726	90,053

Cash and cash equivalents – unrestricted – end of period	$50,992	$60,774

Supplemental disclosures of cash flow information:
Interest paid	$5,473	$2,985
Income taxes paid	$8,594	$13,614

Non-GAAP Financial Measures

The following table reconciles revenues, net of cost of commodities sold, with our total revenues.

	Three Months Ended		Six Months Ended
	February 28, 2007	February 29, 2008	February 28, 2007	February 29, 2008
	($ in thousands)
Revenues:
Commissions and clearing fees	$33,353	$46,068	$66,256	$85,450
Service, consulting and brokerage fees	9,314	23,728	18,409	40,002
Interest	10,729	18,858	19,127	32,239
Other	1,013	2,038	1,534	6,635
Sales of commodities	349,098	1,350	797,886	1,350

Total revenues	403,507	92,042	903,212	165,676
Less: Cost of commodities sold	343,350	830	785,678	830

Revenues, net of cost of commodities sold	$60,157	$91,212	$117,534	$164,846

The following table reconciles EBITDA with our net income.

	Three Months Ended		Six Months Ended
	February 28, 2007	February 29, 2008	February 28, 2007	February 29, 2008
	($ in thousands)
Net income:	$6,920	$12,116	$13,234	$25,201
Plus: interest expense	4,251	1,809	6,490	3,010
Plus: depreciation and amortization	443	376	879	732
Plus: income tax expense	4,125	10,700	7,925	18,650
Plus: loss on discontinued operations, net of tax	59	5,673	88	5,719

EBITDA	$15,798	$30,674	$28,616	$53,312

Commodity and Risk Management Services Segment:

The following table provides the financial performance for this segment.

	Three Months Ended February 29,		Six Months Ended February 29,
	2007	2008	2007	2008
	($ in thousands)
Sales of commodities	$—	$1,350	$2,542	$1,350
Cost of commodities sold	—	830	2,460	830

Gross profit on commodities sold	—	520	82	520
Commissions and clearing fees	13,021	14,420	25,939	26,317
Service, consulting and brokerage fees	9,458	23,857	18,675	40,207
Interest	4,742	7,532	8,388	13,648
Other revenues (1)	51	166	106	3,079

Revenues, net of cost of commodities sold	27,272	46,495	53,190	83,771
Other costs and expenses:
Expenses (excluding interest expense)	18,051	24,677	36,276	44,787
Interest expense	68	54	197	57

Total costs and expenses (excluding cost of commodities sold)	18,119	24,731	36,473	44,844

Segment income before minority interest and income taxes (1)	$9,153	$21,764	$16,717	$38,927

Exchange contract trading volume (millions)	0.6	0.9	1.5	1.6
OTC Contract volume	160,839	370,337	286,244	671,595

(1)	Amounts for the six months ended February 29, 2008, includes $2.9 million from the combined gain on the sale of CME stock and CBOE trading rights.

Clearing and Execution Segment:

The following table provides the financial performance for this segment.

	Three Months Ended February 29,		Six Months Ended February 29,
	2007	2008	2007	2008
	($ in thousands)
Sales of commodities	$—	$—	$—	$—
Cost of commodities sold	—	—	—	—

Gross profit on commodities sold	—	—	—	—
Commissions and clearing fees	20,509	31,984	40,699	59,652
Service, consulting and brokerage fees	—	—	—	—
Interest	3,654	8,964	7,485	14,334
Other revenues (1)	100	—	100	—

Revenues, net of cost of commodities sold	24,263	40,948	48,284	73,986
Other costs and expenses:
Expenses (excluding interest expense)	20,506	32,272	40,780	60,133
Interest expense	326	20	464	41

Total costs and expenses (excluding cost of commodities sold)	20,832	32,292	41,244	60,174

Segment income before minority interest and income taxes (1)	$3,431	$8,656	$7,040	$13,812

Exchange contract trading volume (millions)	12.3	26.3	24.8	48.9

Financial Services Segment:

The following table provides the financial performance for this segment.

	Three Months Ended February 29,		Six Months Ended February 29,
	2007	2008	2007	2008
	($ in thousands)
Sales of commodities	$9,599	$—	$16,157	$—
Cost of commodities sold	9,539	—	16,069	—

Gross profit on commodities sold	60	—	88	—
Commissions and clearing fees	—	—	—	—
Service, consulting and brokerage fees	—	—	—	—
Interest	2,971	2,318	4,158	3,900
Other revenues	360	1,184	682	1,566

Revenues, net of cost of commodities sold	3,391	3,502	4,928	5,466
Other costs and expenses:
Expenses (excluding interest expense)	546	1,255	1,079	1,904
Interest expense	2,426	1,776	3,402	3,035

Total costs and expenses (excluding cost of commodities sold)	2,972	3,031	4,481	4,939

Segment income (loss) before minority interest and income taxes	$419	$471	$447	$527

Grain Merchandising Segment:

The following table provides the financial performance for this segment.

	Three Months Ended February 29,		Six Months Ended February 29,
	2007	2008	2007	2008
	($ in thousands)
Sales of commodities	$339,499	$—	$779,187	$—
Cost of commodities sold	333,950	—	767,462	—

Gross profit on commodities sold	5,549	—	11,725	—
Commissions and clearing fees	—	—	—	—
Service, consulting and brokerage fees	—	—	—	—
Interest	29	—	64	—
Other revenues	467	—	612	—

Revenues, net of cost of commodities sold	6,045	—	12,401	—
Other costs and expenses:
Expenses (excluding interest expense)	3,765	—	7,795	—
Interest expense	1,940	—	3,146	—

Total costs and expenses (excluding cost of commodities sold)	5,705	—	10,941	—

Segment income before minority interest and income taxes	$340	$—	$1,460	$—

(1)	On June 1, 2007 the Company sold a majority interest in FGDI, LLC, which represented our entire Grain Merchandising segment. Subsequent to such sale, the company retained a 25% interest in FGDI, LLC which is now accounted for under the equity method and included in the Corporate and Other segment.

Quarterly Financial Highlights:

The following table provides summary financial highlights

by quarter for fiscal year 2008.

	Three Months Ended
	November 30, 2007	February 29, 2008
	($ in thousands)
NON GAAP-Revenues, net of cost of commodities sold	$73,634	$91,212
Income from continuing operations before income tax expense (1)	$21,081	$28,489
Net income from continuing operations (1)	$13,131	$17,789
Loss from discontinued operations, net of tax	$46	$5,673
Net income (1)	$13,085	$12,116

(1)	The three months ended November 30, 2007 included a pre-tax gain on the sale of CME stock of $2.4 million and a pre-tax gain of $0.5 million on the sale of CBOE trading rights. Without these items our first quarter income from continuing operations before income tax expense would have been $18.2 million, net income from continuing operations would have been $11.5 million and net income would have been $11.4 million.